EXHIBIT 10.26

INSURED SECURITY PROGRAM

SINGLE EMPLOYER
WELFARE BENEFIT PLAN

     i

     ii

     iii

ARTICLE I
Introduction and Purpose of Plan
Section 1.1 Establishment of Plan. By executing the attached Adoption Agreement (the “Adoption Agreement”), the Employer (as defined herein) has adopted the Insured Security Program Single Employer Welfare Plan and Trust, effective as provided in the Adoption Agreement. In addition, by executing the attached Adoption Agreement, the Contract Administrator and Trustee (each as defined herein) acknowledge the Employer’s adoption of the Plan and Trust and agree to the terms and conditions of the Plan and Trust to the extent applicable to such Contract Administrator and Trustee.
Section 1.2 Purpose of Plan.
     (a) The purpose of this Plan is to provide welfare benefits to the Employer’s eligible current and, in certain cases, former employees and their eligible dependents. Specifically, the Employer has adopted this Plan in order to provide term death benefit, long-term care benefit and/or post-retirement medical benefit coverage (as elected by the Employer in the Adoption Agreement) to eligible current and, in certain cases, former employees of the Employer and their eligible dependents. The type(s) and level(s) of term death benefit, long-term care benefit and/or post-retirement medical benefit coverage offered under the Plan are those selected by the Employer in the Adoption Agreement.
     (b) The provision of benefits in the nature of retirement benefits or deferred compensation benefits is not among the Employer’s objectives in adopting the Plan.
     (c) The Plan shall be maintained for the exclusive benefit of covered employees, former employees and dependents.
     (d) Notwithstanding anything in the Plan to the contrary, no post-retirement coverage shall be offered under the Plan unless: (i) to the extent required under Section 419A(e)(1) of the Code, the nondiscrimination requirements of Section 505(b) of the Code are satisfied; and (ii) to the extent required under Section 419A(d) of the Code, beginning in the first taxable year for which a Post-Retirement Medical Benefit Reserve (as defined herein) is taken into account for purposes of determining the Qualified Asset Account Limit (as defined herein) and for all subsequent taxable years, any post-retirement medical benefits provided with respect to a key employee may only be paid from a separate account which is established under the Plan for the purpose of providing such benefits.
ARTICLE 2
Definitions
When used in the Plan, the following words and phrases shall have the following meanings unless the context demands otherwise:
2.1 “Administrator” The Employer, or any other individual or committee appointed by the Employer to serve as the official Administrator for the Plan.

2.2 “Adoption Agreement” The agreement enumerating the Plan’s specifications and executed by the Employer in order to adopt this Plan, establish as grantor the Trust and appoint the Contract Administrator(s) to whom the Employer delegates those duties and responsibilities relating to the Plan which are described in Section 10.1. The Adoption Agreement shall constitute part of the Plan.
2.3 “Age” Unless specifically stated otherwise, Age shall mean the age at the birthday nearest the Anniversary Date in question.
2.4 “Anniversary Date” The first day (January 1st) of each Plan Year.
2.5 “Assigned Interest” With respect to an Insured Death Benefit, the security interest in and lien on a Policy and Policy Proceeds granted to the Trustee under an Assignment of Policy for Collateral Security, which Assigned Interest is utilized by the Plan for the purpose of providing the Insured Death Benefit.
2.6 “Assignment of Policy for Collateral Security” Grants to the Trustee a security interest in and lien on a Policy and Policy proceeds as collateral security for payment to the Trustee of the Trustee Total Death Benefit (as defined in Section 4.3).
2.7 “Beneficiary” The person, persons or other entity under the provisions of this Plan entitled to receive a Death Benefit under the Plan after the death of a Participant.
2.8 “Benefits” Death Benefits provided under Article 4, Long-Term Care Benefits provided under Article 5, and Post-Retirement Medical Benefits provided under Article 6 hereof.
2.9 “Board” The Board of Directors of the Employer which adopts the Plan, if a corporation; if not a corporation, then such entity’s governing body, e.g., managing partner(s) or sole proprietor.
2.10 “Code” The Internal Revenue Code of 1986 as amended from time to time and as interpreted and applied by valid regulations and rulings issued pursuant thereto.
2.11 “Compensation”
     (a) For any Employee other than a self-employed person, Compensation shall mean earned income, wages, salaries, and fees for professional services actually rendered in the course of employment with the Employer (including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and excluding the following:
          (i) Employer contributions to a plan of deferred compensation which are not includible in the Employee’s gross income for the taxable year in which contributed, or Employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the Participant, or any distributions from a plan of deferred compensation;
          (ii) Amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

          (iii) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and
          (iv) Other amounts which received special tax benefits.
          Notwithstanding the preceding, Compensation shall include any elective deferral (as defined in Code §402(g)(3)) and any amount which is contributed or deferred by the Employer at the election of the Participant and which is not includible in the gross income of the Participant by reason of Code §§125, 457 or 132(f)(4).
     (b) For any self-employed person (as defined in Code Section 401(c)(1) and the regulations thereunder), Compensation shall mean his earned income for the Plan Year, defined as the net earnings from self-employment in the trade or business with respect to which the Plan is established, for which personal services of the individual are a material income-producing factor. For purposes of calculating earned income net earnings will be determined without regard to items not included in gross income and the deductions allocable to such items. Net earnings are reduced by contributions by the Employer to a qualified retirement plan to the extent deductible under Code Section 404. Net earnings shall be determined with regard to the deduction allowed to the taxpayer by section 164(f) of the Code.
2.12 “Contract Administrator” The person or entity identified in the Adoption Agreement as the Contract Administrator, or any successor or successors thereto, to perform certain administrative functions for the Plan. If so provided in the Adoption Agreement, the Contract Administrator with respect to the Death Benefit provisions of the Plan (the “Death Benefit Contract Administrator”) may be different than the Contract Administrator with respect to the Long-Term Care Benefit provisions of the Plan (the “Long-Term Care Benefit Contract Administrator”) and/or the Contract Administrator with respect to the Post-Retirement Medical Benefit provisions of the Plan (the “Post-Retirement Medical Benefit Contract Administrator”), in which case any reference to the Contract Administrator herein shall mean the Death Benefit Contract Administrator with respect to those Plan provisions applicable solely to Death Benefits, the Long-Term Care Contract Administrator with respect to those Plan provisions applicable solely to Long-Term Care Benefits, the Post-Retirement Medical Benefit Contract Administrator with respect to those Plan provisions applicable solely to Post-Retirement Medical Benefits and, collectively, the Death Benefit Contract Administrator, the Long-Term Care Contract Administrator and the Post-Retirement Medical Benefit Contract Administrator with respect to those Plan provisions applicable to all Benefits.
2.13 “Death Benefit” A Benefit payable pursuant to Article 4 to a Beneficiary by reason of the death of a Participant. Unless the context indicates otherwise, the term “Death Benefit” shall also include a Post-Retirement Death Benefit.
2.14 “Death Benefit Option Agreement” With respect to an Insured Death Benefit, an agreement between the Policy Owner and the Trustee (at the direction of the Contract Administrator) whereby the two parties agree to define and limit the extent of the Trustee’s Assigned Interest in the Policy and Policy Proceeds.

2.15 “Dependent” Any of the following individuals with respect to a Participant:
     (a) the Spouse;
     (b) an unmarried minor child of the Participant who receives over half of his or her support from the Participant;
     (c) an unmarried child of the Participant who is a full time student in regular attendance at an educational organization which normally maintains a regular faculty and curriculum and normally has a regularly enrolled body of pupils or students in attendance at the place where its educational activities are regularly carried on, and who receives over half of his or her support from the Participant;
     (d) any other individual who is a dependent of the Employee described in Section 152(a) of the Code.
     For purposes of this Section, the word “child” includes natural children, legally adopted children who are under age eighteen (18) years of age at the time of the adoption, foster children (provided the foster child is not a ward of the state), stepchildren and children placed for adoption who are under eighteen (18) years of age at the time of the placement.
     Notwithstanding the preceding, “Dependent” does not include any person who is not a citizen or national of the United States unless he or she is a resident of the United States, Canada or Mexico. However, the preceding sentence shall not apply to exclude a legally adopted child of the Employee from the definition of Dependent, if, for the Participant’s tax year, the child is a member of the Participant’s household whose principal place of abode is in the Participant’s home and the Employee is a citizen or national of the United States.
     In addition, a Spouse or child will not qualify as an eligible Dependent if he or she is on active duty in the armed forces of any country or is an Employee of the Employer.
2.16 “Effective Date” The date specified in the Adoption Agreement as of which the Employer’s adoption of this Plan is effective.
2.17 “Employee” Any person employed by the Employer as a common law employee or independent contractor, including, if the Employer is not a corporation, any owner of the Employer providing bona fide services to the Employer; provided that, a sole proprietor shall not be an Employee eligible to participate in the Plan.
2.18 “Employer” The entity adopting this Plan by execution of the Adoption Agreement, any successors assuming the obligations created herein, and any predecessor and/or affiliate thereof specifically defined as such in the Adoption Agreement.
2.19 “ERISA” The Employee Retirement Income Security Act of 1974 (P.L. 93-406) as amended.
2.20 “Key Employee” Any Employee who, at any time during the Plan Year or any preceding Plan Year, is or was a key employee as defined in Section 416(i) of the Code.

2.21 “Insured Benefit” A Benefit provided under the Plan through the purchase by the Trustee of a Policy or, with respect to an Insured Death Benefit, through the grant to the Trustee of an Assigned Interest in a Policy and Policy Proceeds.
2.22 “Insured Death Benefit” A Death Benefit provided under the Plan through the grant to the Trustee of an Assigned Interest in a Policy and Policy Proceeds.
2.23 “Insured Long-Term Care Benefit” A Long-Term Care Benefit provided under the Plan through the purchase by the Trustee of a Policy.
2.24 “Insurer” Any insurance company issuing a Policy utilized to provide a Benefit (or in which an Assigned Interest is utilized to provide a Benefit) under the Plan.
2.25 “Long-Term Care Benefit” A Benefit payable to a Payee by reason of the incurrence of expenses for long-term care services for a chronically ill Participant and/or pursuant to a “per diem” contract provision to provide payments on a daily or other periodic basis with respect to a chronically ill Participant, regardless of the expenses for long-term care services actually incurred.
2.26 “Named Fiduciary” The Employer which adopts the Plan and any other person described below in (a), (b), or (c).
     (a) The person exercises any discretionary authority or discretionary control respecting management of the Plan, or exercises any authority or control respecting management or disposition of assets.
     (b) The person renders investment advice for a fee or other compensation, direct or indirect, with respect to any assets of the Plan, or has any authority or responsibility to render such advice even if not actually rendered.
     (c) The person has any discretionary authority or discretionary responsibility in the administration of the Plan.
2.27 “Participant” Any Employee, former Employee, Spouse or Dependent who commences participation pursuant to Article 3 and who retains the right to Benefits under the Plan.
2.28 “Participation Premium” The amount required to be paid to the Trustee by a Participant in order to receive Death Benefit coverage under the Plan.
2.29 “Payee” The person, persons or other entity under the provisions of this Plan entitled to receive a Long-Term Care Benefit payment upon the incurrence of expenses for long-term care services, pursuant to a “per diem” Policy provision to provide payments on a daily or other periodic basis and/or any other payment event under the terms of the Policy or Policies utilized to provide Long-Term Care Benefits hereunder.
2.30 “Plan” The Insured Security Program Single Employer Welfare Benefit Plan herein contained and Trust herein referenced. The governing documents for the Plan shall include this Plan document, Trust document(s) and amendments hereto, the Adoption Agreement, any agreements with the Insurer and Contract Administrator, any amendments to any such agreements, and such applicable rules, regulations and standards promulgated by the Internal Revenue Service and/or the U.S. Department of Labor consistent and in accordance with the terms hereof and of the Adoption Agreement and tax and ERISA requirements.
2.31 “Plan Year” The twelve-month period beginning each January 1st and ending on the following December 31st.
2.32 “Policy” With respect to an Insured Death Benefit provided to a Participant, an insurance contract between the Policy Owner and the Insurer whereby the Insurer agrees, in return for premium payments, to pay a death benefit upon the death of the Participant.
     With respect to an Insured Long-Term Care Benefit provided to a Participant, the term “Policy” means an insurance contract between the Policy Owner and the Insurer whereby the Insurer agrees, in return for premium payments, to make long-term care benefit payments, at such times as set forth in the Policy, by reason of the incurrence of expenses for long-term care services for a chronically ill Participant and/or pursuant to a “per diem” contract provision to provide payments on a daily or other periodic basis with respect to a chronically ill Participant, regardless of the expenses actually incurred. Under the terms of the Plan, the Trustee shall acquire and maintain the Policy in order to provide the Insured Long-Term Care Benefit.
2.33 “Policy Proceeds” With respect to a Policy in which the Trustee is granted an Assigned Interest in order to provide an Insured Death Benefit, any and all proceeds of any type of, from or under the Policy.
2.34 “Policy Owner” The Policy Owner is the Participant unless specifically designated or otherwise noted. Notwithstanding the preceding, the Policy Owner in respect of any Policy utilized to provide a Long-Term Care Benefit is the Trustee.
2.35 “Policy Year” With respect to a Policy in which the Trustee is granted an Assigned Interest in order to provide an Insured Death Benefit, each annual twelve (12) month period of insurance coverage under the Policy.
2.36 “Post-Retirement Death Benefit” A Death Benefit available under the Plan for Participants who incur a Termination of Employment and who satisfy any applicable age and/or Years of Participation conditions set forth in the Adoption Agreement.
2.37 “Post-Retirement Medical Benefit” A Benefit payable under Article 6 by reason of a Qualified Medical Care Expense incurred by a Participant after retirement.
2.38 “Post-Retirement Medical Benefit Reserve” A reserve described in Section 419A(c)(2) of the Code which is funded over the working lives of Employees covered under the Post-Retirement Medical Benefit provisions of the Plan and which is actuarially determined on a level basis (using assumptions that are reasonable in the aggregate) as necessary for Post-Retirement Medical Benefits to be provided to covered Employees (determined on the basis of current medical costs).
2.39 “Qualified Asset Account” An account described in Section 419A(a) of the Code consisting of assets set aside under the Trust to provide for the payment of Post-Retirement Medical Benefits.

2.40 “Qualified Asset Account Limit” The limit described in Section 419A(c) of the Code on Qualified Asset Account additions which may be taken into account in determining the Trust’s “qualified cost” under Section 419(c)(1)(B) of the Code for any taxable year, including any Post-Retirement Medical Benefit Reserve established under the Plan. There shall be an actuarial calculation of the Qualified Asset Account Limit under the Plan for each taxable year in which additions are made to a Qualified Asset Account.
2.41 “Qualified Medical Care Expense” An expense incurred by a Participant or his or her Spouse or Dependent that:
     (a) is not covered, paid or reimbursed under any other health plan coverage; and
     (b) qualifies as an expense for “medical care” (as defined in Section 213(d) of the Code).
2.42 “Spouse” A Participant’s wife or husband. With respect to Death Benefits under the Plan, the term “Spouse” shall be limited to the Participant’s wife or husband who was lawfully married to the Participant on the Participant’s date of death.
2.43 “Termination of Employment” The date the Employee ceases to perform services for the Employer as a common law employee or independent contractor.
2.44 “Trust” The Welfare Benefit Trust, as amended and in effect from time to time. Notwithstanding anything in the Plan or governing Trust document(s) to the contrary, the Plan may, but is not required to, have separate Trusts, one in respect of any Death Benefits under the Plan, one in respect of any Long-Term Care Benefits under the Plan and one in respect of any Post-Retirement Medical Benefits under the Plan, in which case the term Trust shall refer collectively to all Trusts, unless the context indicates otherwise. The Trust shall be governed by and maintained pursuant to this Plan, the Adoption Agreement, any amendments of this Plan or the Adoption Agreement, and any further agreements between the Employer and a Trustee, including any amendments to any such agreements.
2.45 “Trustee” The person(s) or entity(ies) identified in the governing Trust document as the Trustee or any successor or successors thereto, to hold and administer the Trust.
2.46 “Trust Fund” The corpus of the Trust, including, without limitation, all sums of money and other property contributed to the Trust pursuant to the Plan and held under the Trust, together with all earnings, income and increments thereon.
2.47 “Valuation Date” The date on which the Trust Fund is valued, including December 31 of each year and the last day of any month as may be designated by the Contract Administrator in written notice to the Trustee, as the Contract Administrator in its sole discretion may consider necessary or advisable to assure the orderly and equitable administration of the Plan.
2.48 “Year of Participation” A Participant will be credited with a Year of Participation upon the completion of a twelve (12) consecutive month period (Computation Period as defined herein) during which the Participant is an Employee is credited with at least one thousand (1,000) hours of service (as reasonably calculated by the Contract Administrator). For each

Participant, the Computation Period shall be the twelve (12) consecutive month period commencing on the date such Participant first completed an hour of service and on an each anniversary of such date. However, hours of service credited prior to the date the Participant began participation under the Plan shall be disregarded. In addition, if a Participant ceases to be eligible due to a change in his employment status, hours of service completed while in such ineligible status, shall be disregarded.
ARTICLE 3
Eligibility
Section 3.1 Eligibility.
     (a) Except as otherwise provided in the Adoption Agreement, each Employee shall be eligible to participate on the first day of the payroll period following his satisfaction of the eligibility requirements set forth in the Adoption Agreement and his completion of any enrollment procedures reasonably required by the Contract Administrator.
     (b) If and to the extent the Employer so elects in the Adoption Agreement, an eligible Spouse and/or Dependent of an Employee or former Employee may participate in the Plan in the following circumstances:
          (i) If the Employer elects in the Adoption Agreement to permit survivorship or “second-to-die” Death Benefit coverage under the Plan, upon the death of an Employee or former Employee who, at the time of his death, was a Participant under the Plan, any Spouse or Dependent of the Participant entitled to receive survivorship or “second-to-die” Death Benefit coverage under the terms of the Adoption Agreement and Section 4.5, shall become eligible for continued Death Benefit coverage at the level previously provided to the deceased Participant at the time of the Participant’s death.
          (ii) If the Employer elects in the Adoption Agreement to permit Spouse and/or Dependent Long-Term Care Benefit coverage under the Plan, any Spouse and/or Dependent of a Participant who is an Employee shall be entitled to receive Long-Term Care Benefit coverage under the Plan through and only through such Participant.
     (c) If and to the extent the Employer so elects in the Adoption Agreement, a Participant may receive Post-Retirement Death Benefit and/or Post-Retirement Medical Benefit coverage under the Plan provided he or she satisfies any additional age and/or Years of Participation requirements set forth in the Adoption Agreement; provided, however, that no Post-Retirement Death Benefit and/or Post-Retirement Medical Benefits shall be provided under the Plan unless such Benefit provisions of the Plan satisfy the nondiscrimination requirements of Section 505(b) of the Code. If the Employer elects in the Adoption Agreement to permit Spouse and/or Dependent Post-Retirement Medical Benefit coverage under the Plan, any Spouse and/or Dependent of a Participant who is receiving Post-Retirement Medical Benefit coverage shall be entitled to receive Post-Retirement Medical Benefit coverage under the Plan through and only through such Participant. In addition, the surviving Spouse and/or Dependent of a deceased Key Employee Participant may participate in the Post-Retirement Medical Benefit provisions of the Plan to the extent provided under the Adoption Agreement and in Section 6.4(c).

Section 3.2 Termination of Participation.
     (a) Participation by an Employee or former Employee in the Plan shall terminate on the earliest of the following dates (provided, however, that the termination of Long-Term Care Benefit coverage may be limited by Code section 7702B, as described in Article 5):
          (i) The day on which the Employee or former Employee dies;
          (ii) The day on which the Employee incurs a Termination of Employment for any reason other than death, unless the Employee has satisfied the requirements set forth in the Adoption Agreement for Post-Retirement Death Benefit and/or Post-Retirement Medical Benefits (provided, however, that no Post-Retirement Death Benefits or Post-Retirement Medical Benefits shall be provided under the Plan unless such Benefits satisfy the nondiscrimination requirements of Section 505(b) of the Code);
          (iii) The day on which the Employee or former Employee ceases to satisfy the eligibility requirements set forth in the Adoption Agreement (including, with respect to participation in any Death Benefit coverage provisions of the Plan, the requirement that the Employee or former Employee pay the Participation Premium);
          (iv) The day on which all Benefits, or the applicable Benefit(s), are terminated by amendment of the Plan, by whole or partial termination of the Plan or by discontinuance of contributions by the Employer; or
          (v) With respect to participation in any Insured Benefit, the day on which the Policy Owner surrenders the Policy utilized (or, with respect to an Insured Death Benefit, the Assigned Interest in which is utilized) to provide the Insured Benefit.
     (b) Participation by a Spouse or Dependent of an Employee or former Employee in any applicable survivorship or “second-to-die” Death Benefit coverage provisions of the Plan shall terminate on the earliest of the following dates:
          (i) The day on which the Spouse or Dependent dies;
          (ii) The day on which the Spouse or Dependent ceases to satisfy the eligibility requirements set forth in the Adoption Agreement for survivorship or “second-to-die” Death Benefit coverage (including the requirement that the Spouse or Dependent pay the Participation Premium);
          (iii) To the extent required under the Adoption Agreement, the last day of the period for which the Spouse or Dependent reimburses the Employer for the Employer’s contributions under the Plan in order to provide the continued Death Benefit coverage;
          (iv) The day on which survivorship or “second-to-die” Death Benefit coverage under the Plan is terminated by amendment of the Plan, by whole or partial termination of the Plan or by discontinuance of contributions by the Employer; or

          (v) With respect to any survivorship or “second-to-die” coverage under an Insured Death Benefit, the day on which the Policy Owner surrenders the Policy the Assigned Interest in which is utilized to provide the Insured Death Benefit.
     (c) Participation by a Spouse or Dependent of an Employee or former Employee in any applicable Spouse or Dependent Long-Term Care Benefit or Post-Retirement Medical Benefit coverage provisions of the Plan shall terminate on the earliest of the following dates (provided, however, that such termination may be limited by Code section 7702B, as described in Article 5):
          (i) The day on which the Spouse or Dependent dies;
          (ii) The day on which the Employee or former Employee through whom the coverage is provided dies;
          (iii) The day on which the Employee incurs a Termination of Employment for any reason other than death (except with respect to Post-Retirement Medical Benefit coverage);
          (iv) The day on which the Employee through whom the coverage is provided ceases to satisfy the eligibility requirements set forth in the Adoption Agreement;
          (v) The day on which all Spouse or Dependent Long-Term Care or Post-Retirement Medical Benefits are terminated by amendment of the Plan, by whole or partial termination of the Plan or by discontinuance of contributions by the Employer; or
          (vi) With respect to participation in any Insured Long-Term Care Benefit provided to a Spouse or Dependent, the day on which the Policy Owner surrenders the Policy utilized to provide the Insured Long-Term Care Benefit.
Section 3.3 Eligibility for Benefit Payment(s). An individual who satisfies the requirements set forth in Section 3.1, above, shall be eligible to participate in the Plan. However, the Participant shall not be eligible to receive a Benefit (payable to Participant’s Beneficiary in the case of Death Benefits, or the Participant’s Payee in the case of Long-Term Care Benefits) unless the following conditions are satisfied:
     (a) The Participant has met any applicable reasonable health standards established by the Contract Administrator and, with respect to any Insured Benefit, the underwriting standards of the Insurer. Such standards shall be applied in a uniform and nondiscriminatory manner so that all Participants are treated similarly in similar circumstances;
     (b) The Participant continues to be a Participant as of the date(s) on which the Benefit entitlement event(s) occur; and
     (c) With respect to any Insured Benefit, the insurance Policy or Policies utilized (or, with respect to any Insured Death Benefit, the Assigned Interest(s) in which are utilized) to provide the Benefit are issued and in force prior to the event(s) triggering the Benefit payment(s).
     Notwithstanding anything in this Plan to the contrary, if an Employee incurs a Termination of Employment prior to satisfying any age and/or Years of Participation requirements set forth in the Adoption Agreement for Post-Retirement Death Benefit and/or Post-Retirement Medical Benefit coverage, neither the Employee nor (if applicable) the Employee’s Spouse or Dependents shall be entitled to receive any Post-Retirement Death Benefits or Post-Retirement Medical Benefits under the Plan.
ARTICLE 4
Death Benefits
Section 4.1 General.
     (a) Each eligible Participant (including, to the extent permitted in the Adoption Agreement, an eligible Spouse or Dependent of a deceased Participant) who pays the required Participation Premium set forth in the Adoption Agreement shall receive Death Benefit coverage under the Plan in accordance with the elections made by the Employer in the Adoption Agreement.
     (b) The Participation Premium required under the Adoption Agreement shall be paid by the Participant to the Trustee for the Trustee’s remission to the Contract Administrator, or, if directed by the Contract Administrator, directly to the Insurer issuing the Policy the Assigned Interest in which is utilized to provide the Insured Death Benefit. The Participation Premium shall be applied towards the cost of the Participant’s Death Benefit coverage.
     (c) Following the Participant’s Termination of Employment for any reason other than death, the Participant shall receive Post-Retirement Death Benefit coverage, but only if the Participant satisfies the age and/or Years of Participation conditions set forth in the Adoption Agreement and pays the required Participation Premium set forth in the Adoption Agreement. Notwithstanding anything in the Plan to the contrary, no Post-Retirement Death Benefits shall be provided under the Plan unless the Post-Retirement Death Benefit provisions of the Plan satisfy the nondiscrimination requirements of Section 505(b) of the Code.
     (d) Death Benefit coverage provided under the Plan shall consist solely of current protection. The Employer’s contributions under the Plan for the purpose of providing Death Benefit coverage for a given Plan Year, plus the Participation Premiums required for the Plan Year, shall be limited to the actuarially determined fair market value of current Death Benefit protection for that Plan Year.
     (e) If the requirements of Section 3.3 are satisfied, the Participant’s Death Benefit shall be paid following the Participant’s death:
          (i) to the Participant’s Beneficiary determined under Section 4.4; or
          (ii) if the conditions set forth in Section 4.5 are satisfied, in the form of continued Death Benefit coverage to the Participant’s Spouse or Dependent at the level previously provided to the deceased Participant at the time of the Participant’s death.
     (f) Except as provided in Section 4.2(b) and/or Section 4.3(h)(iii), all Death Benefits provided under the Plan shall be Insured Death Benefits and, therefore, shall be provided solely through the Assigned Interest(s) granted to the Trustee, as described under Section 4.3.

Section 4.2 Amount of Death Benefit. Except as provided in Section 4.5, each Participant who dies while eligible to receive a Death Benefit under the Plan shall be provided with a Death Benefit payable to his Beneficiary. Such Death Benefit shall be in an amount equal to:
     (a) If the Death Benefit is an Insured Death Benefit and the Policy in which the Trustee is granted an Assigned Interest is issued and in force as of the date of the Participant’s death, the single sum amount payable by the Insurer to the Trustee in accordance with and subject to the terms of the Death Benefit Option Agreement; or
     (b) If the Death Benefit is not an Insured Death Benefit and/or would be an Insured Death Benefit but for the fact that the Participant’s death occurs prior to the date the Policy in which the Trustee otherwise would be granted an Assigned Interest is issued and/or in force, the sum(s) actually contributed to Trust to pay the cost of the Insured Death Benefit.
Section 4.3 Life Insurance Policies. With respect to each Insured Death Benefit provided under the Plan, the Policy Owner shall acquire and retain at all times equitable title to a Policy on the life of the Participant. The term death benefit payable under the Policy shall be at least equal to the Death Benefit set forth in the Adoption Agreement.
     (a) With respect to each Insured Death Benefit, the Contract Administrator shall direct the Trustee to enter into a Death Benefit Option Agreement with each Policy Owner and thereby acquire an Assigned Interest the Policy and Policy Proceeds.
     (b) The Trustee shall have no legal, equitable or beneficial right, title, or interest in the Policy or Policy Proceeds, except to the extent of the Assigned Interest. Any interests in the Policy and Policy Proceeds exceeding the Trustee’s Assigned Interest will be retained by the Policy Owner. Notwithstanding the preceding, if the Policy has a cash surrender value, in no event shall the Policy Owner be entitled to access such cash surrender value while the individual covered by the Policy is a Participant. Under no circumstances will the Trustee be entitled to obtain loans or withdrawals from the Policy.
     (c) As described in the Death Benefit Option Agreement, each Policy Year in which the Death Benefit Option Agreement is in effect:
          (i) the Contract Administrator shall direct the Trustee to pay to the Contract Administrator, or, if directed by the Contract Administrator, directly to the Insurer, an amount equal to the Trustee’s portion of the total annual Policy premium which the Insurer anticipates will be paid each Policy Year, including the Participation Premium paid to the Trustee by the Participant for the Plan Year;
          (ii) the Policy Owner shall pay to the Contract Administrator the remainder of the total annual Policy premium which the Insurer anticipates will be paid each Policy Year;
          (iii) the Contract Administrator shall remit the amounts received by it from the Trustee and the Policy Owner to the Insurer.
     (d) In order to pay any Insured Death Benefit payable to a Beneficiary upon a Participant’s death, the Trustee shall collect the portion of the Policy Proceeds to which it is entitled pursuant to its Assigned Interest (such portion described in the Death Benefit Option Agreement as the “Trustee Total Death Benefit”) and shall distribute such amounts as directed by the Contract Administrator. Alternatively, the Trustee may direct the Insurer to pay the Trustee Total Death Benefit directly to the named Beneficiary. In doing so, the Trustee and the Insurer may conclusively rely that the Plan’s Insured Death Benefit obligations will be completely satisfied by such direct payment and shall fully discharge the Insurer and Trustee from all claims, suits and demands of all persons whatsoever.
     (e) The Contract Administrator shall direct the Policy Owner to adjust the amount of term death benefit coverage provided under the Policy as of each Anniversary Date to ensure ongoing conformance with the amount of the Insured Death Benefit set forth in the Adoption Agreement. However, no such adjustment will be placed into effect unless the amount of such adjustment is in excess of $10,000 of insurance coverage.
     (f) The Insured Death Benefit shall be provided solely through the grant to the Trustee of an Assigned Interest in a Policy and Policy Proceeds. The Trustee will only purchase Assigned Interests in Policy(ies) and Policy Proceeds in accordance with the Contract Administrator’s direction. The Trustee shall not interfere with the Participant’s ownership rights over any Policy for which the Trustee holds an Assigned Interest, except to the extent provided under the terms of the Death Benefit Option Agreement and Assignment of Policy for Collateral Security.
     (g) The Insured Death Benefit of a Participant shall be payable in full only as long as the Employer makes contributions that are sufficient to keep the Assigned Interest in force. If the Employer ceases to make such contributions or payments, the Contract Administrator shall direct the Trustee to take any action authorized by Section 8.1(a).
     (h) If a Participant is found by the Insurer to be a non-standard underwriting risk, the Contract Administrator must, in its sole discretion, elect one of the following:
          (i) Elect to pay any additional premium necessary to place such Policy into effect;
          (ii) Elect to acquire an Assigned Interest in a Policy of a lesser amount, with a premium equal to the premium that would have been paid if the Participant were a standard underwriting risk; or
          (iii) Elect to acquire no insurance on any Participant’s life if such Participant is only insurable at rates in excess, by a predetermined amount, of standard rates. The Contract Administrator will determine this amount in its sole discretion.
Section 4.4 Designation of Beneficiary. Each Participant shall have the right to designate, in a revocable or irrevocable manner and in a form acceptable to the Contract Administrator, a Beneficiary to receive the Death Benefit provided under this Plan. The Participant may change revocable designations at any time.
If a Participant shall fail to designate a Beneficiary, or if such a designation is ineffective, or if no revocable Beneficiary shall survive the Participant, the Contract Administrator shall direct the Trustee to pay the Participant’s Death Benefit as follows, in the following priority:

          (i) to his surviving Spouse, if any;
          (ii) if there is no surviving Spouse, to his descendants (including legally adopted children or their descendants) per stirpes;
          (iii) if there is neither a surviving Spouse nor surviving descendants, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or
          (iv) in the event there shall be no such representative duly appointed and qualified within six (6) months after the date of death of such deceased Participant, then to such persons designated by the Contract Administrator as, at the date of the Participant’s death, would be entitled to share in the distribution of such deceased Participant’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.
Section 4.5 Survivorship or “Second-to-Die” Death Benefit Coverage. The Employer may elect under the Adoption Agreement to permit survivorship or “second-to-die” Death Benefit coverage under the Plan.
     (a) If survivorship or “second-to-die” Death Benefit coverage is elected by the Employer in the Adoption Agreement, upon the death of an Employee or former Employee who, at the time of his death, was a Participant under the Plan, any Spouse or Dependent of the Participant entitled to receive survivorship or “second-to-die” Death Benefit coverage under the terms of the Adoption Agreement shall receive continued Death Benefit coverage at the level previously provided to the deceased Participant at the time of the Participant’s death, as long as the Spouse or Dependent pays the Participation Premium required under the Adoption Agreement.
     (b) If so required in the Adoption Agreement, in addition to requiring that the covered Spouse or Dependent pay the Participation Premium in order to receive the continued Death Benefit coverage, the Employer may elect in the Adoption Agreement to require the Spouse or Dependent to reimburse the Employer for the contributions made by the Employer under the Plan in order to fund the continued Death Benefit coverage.
     (c) If survivorship or “second-to-die” Death Benefit coverage is provided to the Spouse or Dependent of a deceased Participant, such coverage shall be in lieu of payment of a Death Benefit to the deceased Participant’s Beneficiary; instead, a Death Benefit shall be payable to the Beneficiary of the covered Spouse or Dependent, provided the Spouse or Dependent satisfies the requirement of Section 3.3.
Section 4.6 Forfeiture of Death Benefit; Post-Retirement Death Benefit. No Death Benefit is payable on the behalf of any current or former Participant whose death occurs on or after such Participant’s Termination of Employment unless the conditions set forth in the Adoption Agreement to receive a Post-Retirement Death Benefit are fulfilled. Notwithstanding anything in the Plan to the contrary, no Post-Retirement Death Benefits shall be provided under the Plan unless the Post-Retirement Death Benefit provisions of the Plan satisfy the nondiscrimination requirements of Section 505(b) of the Code.

Section 4.7 Time of Distribution. The Beneficiary of a Participant’s Death Benefit shall commence receipt of such Benefit on the first day of the month following the date the Trust is in receipt of the Policy proceeds.
Section 4.8 Method of Distribution. The payment of Death Benefits shall be made in one lump-sum.
ARTICLE 5
Long-Term Care Benefits
Section 5.1 Long-Term Care Benefit.
     (a) Each eligible Participant (including, to the extent permitted under the Adoption Agreement, an eligible Spouse or Dependent of a Participant who is an Employee) shall receive Long-Term Care Benefit coverage under the Plan in accordance with the elections made by the Employer in the Adoption Agreement.
     (b) Long-Term Care Benefit coverage provided under the Plan shall consist solely of current protection. The Employer’s contributions under the Plan for the purpose of providing Long-Term Care Benefit coverage for a given Plan Year shall be limited to the actuarially determined fair market value of current Long-Term Care Benefit protection for that Plan Year.
     (c) The type(s) of Long-Term Care Benefit coverage (e.g., comprehensive coverage, facility-only coverage, home-health only coverage) to be offered to eligible Employees and their Dependents shall be as set forth in the Policy or Policies utilized to provide the Long-Term Care Benefit coverage.
     (d) Any Long-Term Care Benefit provided under the Plan shall be provided solely through the purchase of long-term care insurance, as described below under Section 5.3.
     (e) Except as otherwise provided in the Plan, the Adoption Agreement and/or the Policy or Policies utilized to provide a Long-Term Care Benefit hereunder, the Payee with respect to the Long-Term Care Benefit shall be the Participant.
Section 5.2 Amount of Long-Term Care Benefit.
     (a) When an event triggering a Long-Term Care Benefit payment occurs, the Payee of the Long-Term Care Benefit shall receive the amount(s) set forth in the Policy or Policies utilized to provide the Long-Term Care Benefit that are held in force by the Plan at the time of the Benefit entitlement event, such amount(s) to be paid at such time(s) as provided in the Policy or Policies.
     (b) A Long-Term Care Benefit shall not be available under the Plan unless and until the Policy utilized to provide the Long-Term Care Benefit is issued and in force.
Section 5.3 Long-Term Care Policy(ies). The Plan shall acquire and maintain insurance Policies in order to provide the Long-Term Care Benefit(s) set forth in the Adoption Agreement, as provided below.

     (a) At the direction of the Contract Administrator, the Trustee shall enter into one or more Policies with one or more insurance companies for the purpose of providing Long-Term Care Benefits under the Plan. If so directed by the Contract Administrator, the Trustee shall replace any of such insurance companies from time to time.
     (b) Long-Term Care Benefits shall be provided solely through the purchase of one or more qualified long-term care insurance contracts within the meaning of Code section 7702B(b). To the extent any provision of the Plan relating to the Policy or Policies utilized to provide Long-Term Care Benefits hereunder is contrary to the requirements of Code section 7702B, any guidance issued thereunder and/or any updates thereto (including, to the extent incorporated into Code section 7702B, updates to the long-term care model act and long-term care model regulation promulgated by the National Association of Insurance Commissioners), such contrary Plan provision shall be inoperative.
          Subject at all times to the provisions of Code section 7702B, and any guidance issued thereunder and/or updates thereto, a qualified long-term care insurance contract is any insurance contract which:
          (i) provides only coverage of qualified long-term care services, as defined in Code section 7702B(c) as necessary diagnostic, preventative, therapeutic, curing, treating, mitigating, and rehabilitative services, and maintenance or personal care services, which are required by a chronically ill individual and are provided pursuant to a plan of care prescribed by a licensed health care practitioner (a contract shall not fail to satisfy this requirement by reason of payments being made on a per diem or other periodic basis without regard to the expenses incurred during the period to which the payments relate);
          (ii) does not pay or reimburse expenses for services or items to extent that such expenses are reimbursable under Medicare or would be so reimbursable but for the application of a deductible or coinsurance amount (except where Medicare is a secondary payor, or the contract makes per diem or other periodic payments without regard to expenses incurred during the period to which the payments relate);
          (iii) is guaranteed renewable;
          (iv) applies all refunds of premiums, and all policyholder dividends or similar amounts, under the contract as a reduction in future premiums or to increase future benefits; provided, however, that this rule shall not apply with respect to a refund, upon the death of the insured or a complete cancellation or surrender of the contract, of the aggregate premiums paid under the contract (which aggregate premiums shall, upon a refund on a complete cancellation or surrender of the contract, be includible in gross income to the extent that any deduction or exclusion was allowable with respect to the premiums);
          (v) except as provided in (iv), above, does not provide for a cash surrender value or other money that can be paid, assigned, or pledged as collateral for a loan, or borrowed;
          (vi) satisfies the consumer protection requirements of Code section 7702B(g) (including requirements relating to disclosure, nonforfeitability, guaranteed renewal or noncancellability, prohibitions on limitations and exclusions, extension of benefits, continuation or conversion with respect to group policies, discontinuance and replacement of group policies, unintentional lapse, post-hospitalization, etc.)
          Notwithstanding (iv), above, amounts shall be payable under this Article solely in accordance with the Policy or Policies utilized to provide Long-Term Care Benefits hereunder. Therefore, for example, no Participant or Payee shall have any right to payments from the Trust except to the extent the Trust receives proceeds from the Policy upon the incurrence of qualified long-term care expenses, pursuant to a “per-diem” Policy provision to provide payments on a daily or other periodic basis or, in certain cases (e.g., the death of the insured) due to a refund of premiums.
     (c) The Trustee will only purchase insurance contracts in accordance with the Contract Administrator’s direction. To the extent permitted under Code section 7702B (including the nonforfeiture requirements thereof), the Long-Term Care Benefits provided by the Plan shall consist only of current protection to each Insured, and the premium payments made in a given year under the Plan to the Policy or Policies utilized to provide the Long-Term Care Benefits shall not exceed the cost of that year’s Long-Term Care Benefits coverage. Notwithstanding the preceding, upon a Participant’s cessation of participation in the Plan, the Contract Administrator shall, at the Participant’s election, caused to be transferred to the Participant all ownership rights and premium payment obligations with respect to the Policy or Policies utilized by the Plan to provide the Long-Term Care Benefit; provided, however, that any Plan contributions which, at the date of the transfer, have not been applied as premium payments to the Policy or Policies shall remain with the Trust.
     (d) The Trustee shall be the Policy Owner with respect to all Policies utilized by the Plan to provide Long-Term Care Benefits and shall be entitled to receive the proceeds of any such Policy. Neither the Participant nor, if different, the Payee shall possess any ownership rights in any Policy utilized to provide a Long-Term Care Benefit hereunder while the Participant’s participation in the Plan continues. Upon an event triggering a Long-Term Care Benefit payment under the Plan, the Trustee shall collect the amount(s) to which it is entitled under the Policy, at such time(s) as provided in the Policy, and shall distribute such amounts to the appropriate Payee as directed by the Contract Administrator, whose direction the Trustee may conclusively presume carries out the terms of the Plan. Alternatively, to the extent permitted under Code section 7702B, the Trustee may direct the Insurer to pay the proceeds directly to the Payee. In doing so, the Trustee and the Insurer may conclusively rely that the Plan’s Long-Term Care Benefit obligations will be satisfied to the extent of such payment, and the Insurer and Trustee shall be discharged to the extent of such payment from all claims, suits and demands of all persons whatsoever.
     (e) To the extent permitted under Code section 7702B, the Contract Administrator shall adjust the amount of long-term care insurance for each Participant as of each Anniversary Date to ensure ongoing conformance with the amount of Long-Term Care Benefit set forth in the Adoption Agreement.
     (f) To the extent permitted under Code section 7702B (including the nonforfeiture requirements thereof), a Long-Term Care Benefit under the Plan shall be available only as long as the Employer makes contributions that are sufficient to keep the Policy utilized to provide the Long-Term Care Benefit in force. If the Employer ceases to make such contributions or payments, the Contract Administrator shall direct the Trustee to take such actions described in Section 8.1(b).
Section 5.4 Forfeiture of Long-Term Care Benefit. To the extent permitted under Code section 7702B (including the nonforfeiture requirements thereof), no Long-Term Care Benefit is available with respect to an Employee, or his or her Spouse or Dependent(s), after such Employee’s Termination of Employment.
Section 5.5 Time of Distribution. The Payee of a Participant’s Long-Term Care Benefit shall receive each Long-Term Care Benefit payment made under the Policy or Policies utilized to provide the Long-Term Care Benefit on the first day of the month following the date the Trust is in receipt of the Policy proceeds in respect of such payment.
Section 5.6 Method of Distribution. The payment of Long-Term Care Benefits shall be made in accordance with the method set forth in the Adoption Agreement and the Policy or Policies utilized to provide the Benefits.
ARTICLE 6
Post-Retirement Medical Benefits
Section 6.1 Post-Retirement Medical Benefit.
     (a) Each eligible Participant shall receive Post-Retirement Medical Benefit coverage under the Plan in accordance with the elections made by the Employer in the Adoption Agreement.
     (b) Those eligible Participants covered under the Post-Retirement Medical Benefit coverage provisions of the Plan shall receive payments in cash as reimbursement for Qualified Medical Care Expenses incurred after retirement.
     (c) Notwithstanding any provision in the Plan to the contrary, only those Qualified Medical Care Expenses incurred after retirement and while the retiree is a Participant for purposes of the Post-Retirement Medical Benefit provisions of the Plan are subject to reimbursement.
     (d) In order to receive Post-Retirement Medical Benefits under the Plan, an eligible Participant must submit a valid written claim for such Benefits to the Contract Administrator. Unless the Contract Administrator designates a later date, requests for reimbursement under this Section must be submitted by the ninetieth (90th) day following the end of the Plan Year during which the Qualified Medical Care Expense is incurred. Any payment shall fully discharge the Plan, the Contract Administrator, the Employer, the Trustee and the Trust Fund to the extent of such payment. In such claim, the Participant must declare that all other health insurance sources were exhausted prior to submitting a claim to the Plan.

Section 6.2 Amount of Post-Retirement Medical Benefit.
     (a) The amount of Post-Retirement Medical Benefit an eligible Participant may receive under this Article shall be the flat dollar amount or percentage of Compensation set forth in the Adoption Agreement, subject to (b) and (c).
     (b) Notwithstanding the preceding, the amount of Post-Retirement Medical Benefit an eligible Participant who is a Key Employee may receive under this Article shall be the lesser of the amount described in (a), above, or the amount in the Participant’s separate account described in Section 6.4.
     (c) The amount of Post-Retirement Medical Benefit an eligible Participant may receive under this Article shall be determined after the Participant has been reimbursed by all insurance sources available to him or her, including all employer and Participant funded health insurance coverage, and only if the Participant has declared this fact when applying for Post-Retirement Medical Benefits under the Plan.
Section 6.3 Qualified Asset Account.
     (a) Post-Retirement Medical Benefits under the Plan shall be paid from a Qualified Asset Account established under the Trust to provide Post-Retirement Medical Benefits. As part of this Qualified Asset Account, there shall be established a Post-Retirement Medical Benefit Reserve meeting the requirements of Section 419A(c)(2) of the Code.
     (b) Notwithstanding anything herein to the contrary, it is intended (and the Plan shall be so interpreted) that additions to the Qualified Asset Account each taxable year qualify as part of the Trust’s “qualified cost” for the taxable year within the meaning of Section 419(c) of the Code. No additions shall be made to the Qualified Asset Account to the extent such additions results in the amount in the Qualified Asset Account exceeding the Qualified Asset Account Limit, including the Post-Retirement Medical Benefit Reserve.
Section 6.4 Separate Accounts for Key Employees.
     (a) To the extent required under Section 419A(d) of the Code, beginning in the first taxable year for which the Post-Retirement Medical Benefit Reserve is taken into account for purposes of determining the Qualified Asset Account Limit and for all subsequent taxable years:
          (i) a separate account shall be established under the Trust for any Post-Retirement Medical Benefits provided with respect to a Key Employee after retirement; and
          (ii) any Post-Retirement Medical Benefits provided with respect to such a Key Employee after retirement may only be paid from such separate account; and
          (iii) for purposes of Section 415 of the Code, any amount attributable to Post-Retirement Medical Benefits allocated to such a separate account shall be treated as an annual addition to a defined contribution plan for purposes of Section 415(c) of the Code; provided, however, that Subparagraph (B) of Section 415(c)(1) of the Code (the percentage of compensation limitation on annual additions) shall not apply to any amount treated as an annual addition under this provision.

     (b) If and to the extent permitted by the Contract Administrator, Key Employee Participants, once attaining the requirements set forth in the Adoption Agreement for Post-Retirement Medical Benefit coverage, may suggest an investment for the funds in his or her separate account described in (a), above, if applicable. These choices are limited to those investment alternatives approved by the Contract Administrator. In the event no option is selected, the Contract Administrator shall direct the investment into one or more funds utilized by the Trust for the general Trust Fund.
          Any separate account balances described above, and all income attributed thereto, shall be held in the account for the exclusive benefit of each account-holding Participant and his or her Beneficiaries. All such amounts shall not be subject to the claims of the Employer’s creditors.
          Neither the Employer, Contract Administrator, Trustee nor the Trust Fund shall be responsible for the investment performance of such investment choices made by Key Employee Participants.
          Each separate account is responsible for any income taxes owed as a result of income earned on the investments selected. Neither the Participant nor his Beneficiaries may look to the Trust Fund, the Trustee, the Contract Administrator or the Employer for funds to pay taxes due on income from a taxable account. The Contract Administrator shall direct the Trustee on the payment of tax in such situations.
          The assets of such separate account are not subject to any claim or lien by Participants, Beneficiaries, creditors of Participants and their Beneficiaries. The Participant and his or her Beneficiary shall have exclusive right to receive the Benefits payable from the segregated account established under the Plan.
     (c) To the extent permitted under applicable law and as elected by the Employer in the Adoption Agreement, upon the death of a Participant prior to the payment of all amounts in his or her account described above, any remaining amounts shall be available to pay for Post-Retirement Medical Benefits for the deceased Participant’s surviving Spouse, if any. If there is no surviving Spouse, or upon the death of the surviving Spouse, any remaining amounts shall be available to pay for Post-Retirement Benefits for the Participant’s other Dependents, if any. If there is no surviving Spouse or other Dependents, or if the Employer does not elect in the Adoption Agreement to allow the surviving Spouse or other Dependents to so use the remaining amounts, the remaining amounts shall be used for administrative purposes or other purposes of the Trust subject to the direction of the Contract Administrator, including funding of additional Benefits, if any.
Section 6.5 Nondiscrimination Requirements. Notwithstanding anything herein to the contrary, no Post-Retirement Medical Benefits shall be provided unless the Post-Retirement Medical Benefit provisions of the Plan satisfy the nondiscrimination requirements of Section 505(b) of the Code, to the extent applicable.

ARTICLE 7
Claims Procedures
Section 7.1 Claim for Benefits. No Benefits shall be paid by this Plan prior to the receipt, and approval, of a valid written claim for such Benefits submitted on the Beneficiary’s (or Payee’s) behalf. Any payment shall fully discharge the Plan, the Contract Administrator, the Employer, the Trustee, the Trust Fund and the Insurer to the extent of such payment.
     (a) All applications for Benefits under this Plan shall be submitted to the Employer, on forms prescribed by the Contract Administrator, and must be signed by the Participant or legal representative or the Beneficiary (or Payee) or legal representative
     (b) The forms should then be forwarded to the Contract Administrator for approval or disapproval.
Section 7.2 Claims Procedures. The remaining Sections of Article are based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. §2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail. Notwithstanding any provision of this Article to the contrary, for any claim for a benefit under the Plan that is not subject to ERISA, the claims procedures that apply for benefits other than health benefits will apply, except that any requirement to provide notice about any right that may apply under ERISA will not apply to such a claim.
Section 7.3 Initial Claim. If a Participant or a Participant’s spouse, dependent or beneficiary (referred to in this Article as a “Claimant”) is denied any Benefit under this Plan, the Claimant may file a claim with the Administrator, or Insurer, if applicable (referred to in this Article as the “Reviewer”). The Reviewer shall review the claim itself or appoint an individual or an entity to review the claim.
     (a) Non-Health Benefit Claims. In the case of a claim for a benefit other than a health benefit, the Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Reviewer or appointee of the Reviewer before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.
     (b) Health Benefit Claims.
          (i) Urgent Care Claims. If the Claimant’s claim is for urgent care health benefits, the Reviewer shall notify the Claimant of the Plan’s benefit determination (whether adverse or not) as soon as possible, taking into account the medical exigencies, but not later than seventy-two (72) hours after receipt of the claim by the Plan, unless the Claimant fails to provide sufficient information to determine whether, or to what extent, benefits are covered or payable under the Plan. In the case of such a failure, the Reviewer shall notify the Claimant as soon as possible, but not later than twenty-four (24) hours after receipt of the claim by the Plan, of the specific information necessary to complete the claim. The notice may be oral unless written notice is requested by the Claimant. The Claimant shall be afforded a reasonable amount of time, taking into account the circumstances, but not less than 48 hours, to provide the specified information. The Reviewer shall notify the Claimant of the Plan’s determination as soon as possible, but in no case later than 48 hours after the earlier of (1) the Plan’s receipt of the specified additional information or (2) the end of the period afforded the Claimant to provide the specified additional information.
          A health benefits claim is considered an urgent care claim if the application of the time periods for making non-urgent care determinations could seriously jeopardize the life or health of the Claimant or the ability of the Claimant to regain maximum function or, in the opinion of a physician with knowledge of the Claimant’s medical condition, would subject the Claimant to severe pain that could not be adequately managed without the care or treatment which is the subject of the claim.
          (ii) Concurrent Care Claims. If the Plan has previously approved an ongoing course of health care treatment to be provided over a period of time or number of treatments, any reduction or termination by the Plan of the previously approved course of treatment (other than by Plan amendment or termination) before the approved time period or number of treatments shall constitute an adverse initial benefit determination. These determinations shall be known as concurrent care decisions. In such a case, the Reviewer shall notify the Claimant of the adverse concurrent care decision at a time sufficiently in advance of the reduction or termination to allow the Claimant to appeal and obtain a determination on review of that adverse benefit determination before reduction or termination of the benefit.
          Any request by a Claimant to extend a course of urgent care treatment beyond the approved period of time or number of treatments shall be decided as soon as possible, taking into account the medical exigencies, and the Reviewer shall notify the Claimant of the benefit determination, whether adverse or not, within twenty-four (24) hours after receipt of the claim by the Plan, provided that any such claim is made to the Plan at least twenty-four (24) hours before the expiration of the prescribed period of time or number of treatments.
          (iii) Other Health Benefit Claims. In the case of a health benefit claim not described above:
               (A) In the case of a pre-service health benefit claim, the Reviewer shall notify the Claimant of the Plan’s benefit determination (whether adverse or not) within a reasonable period of time appropriate to the medical circumstances, but not later than fifteen (15) days after receipt of the claim by the Plan. If, due to matters beyond the control of the Plan, the Reviewer needs additional time to process a claim, the Claimant will be notified, within fifteen (15) days after the Reviewer receives the claim, of those circumstances and of when the Reviewer expects to make its decision. Under no circumstances may the Reviewer extend the time for making its decision beyond thirty (30) days after receiving the claim. If such an extension is necessary due to a failure of the Claimant to submit the information necessary to decide the claim, the notice of extension must specifically describe the required information, and the Claimant shall be afforded at least forty-five (45) days from receipt of the notice within which to provide the specified information.
               A health benefit claim is considered a pre-service claim if the claim requires approval, in part or in whole, in advance of obtaining the health care in question.

               (B) In the case of a post-service health benefit claim, the Reviewer shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than thirty (30) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Reviewer needs additional time to process a claim, the Claimant will be notified, within thirty (30) days after the Reviewer receives the claim, of those circumstances and of when the Reviewer expects to make its decision. Under no circumstances may the Reviewer extend the time for making its decision beyond forty-five (45) days after receiving the claim. If such an extension is necessary due to the failure of the Claimant to submit the information necessary to decide the claim, the notice of extension shall specifically describe the required information, and the Claimant shall be afforded at least forty-five (45) days from receipt of the notice within which to provide the specified information.
               A health benefit claim is considered a post-service claim if it is a request for payment for services which the Claimant has already received.
     (c) Manner and Content of Denial of Initial Claims. If the Reviewer denies a claim, it must provide to the Claimant a written or electronic notice that includes:
          (i) a description of the specific reasons for the denial;
          (ii) a reference to any Plan provision or insurance contract provision upon which the denial is based;
          (iii) a description of any additional information or material that the Claimant must provide in order to perfect the claim;
          (iv) an explanation of why such additional material or information is necessary;
          (v) a statement that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and
          (vi) a statement of the participant’s right to bring a civil action under ERISA §502(a) following a denial on review of the initial denial.
          In addition, in the case of a denial of health benefits, the following must be provided:
          (i) a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge); and
          (ii) if the adverse determination is based on a medical necessity requirement, an experimental treatment exclusion or a similar restriction, either an explanation of the scientific or clinical judgment applying the restriction to the Claimant’s medical circumstances or a statement that an explanation will be provided upon request and without charge.

          In the case of an adverse benefit determination concerning a health claim involving urgent care, the information described in this Section may be provided to the Claimant orally within the permitted time frame, provided that a written or electronic notice in accordance with this Section is furnished not later than three (3) days after the oral notice.
Section 7.4 Review Procedures.
     (a) Non-Health Benefit Claims. Except for claims for health benefits, a request for review of a denied claim must be made in writing to the Reviewer within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Reviewer’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
          The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Reviewer. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
     (b) Health Benefit Claims. A request for review of a denial of an initial claim for health benefits must be submitted in writing to the Reviewer no later than one hundred eighty (180) days after the Claimant receives the notice of denial of the initial claim. In addition to providing the Claimant the right to review documents and submit comments as described in (a) above, a review pursuant to such a request will meet the following requirements:
          (i) The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.
          (ii) The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug or other item is experimental, investigational or not medically necessary or appropriate. The professional engaged for purposes of a consultation in the preceding sentence shall be an individual who was neither an individual who was consulted in connection with the initial determination that is the subject of the appeal, nor the subordinate of any such individual.
          (iii) The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

          (iv) In the case of a requested review of a denied initial claim involving urgent health care, the review process shall meet the expedited deadlines described below. The Claimant’s request for such an expedited review may be submitted orally or in writing by the Claimant and all necessary information, including the Plan’s determination on review, shall be transmitted between the Plan and the Claimant by telephone, facsimile or other available similarly expeditious method.
     (c) Deadline for Review Decisions.
          (i) Urgent Health Benefit Claims. In case of urgent care health claims, the Reviewer shall notify the Claimant of the Plan’s determination on review as soon as possible, taking into account the medical exigencies, but not later than seventy-two (72) hours after receipt of the Claimant’s request for review of the initial adverse determination by the Plan.
          (ii) Other Health Benefit Claims.
               (A) In the case of a pre-service health claim, the Reviewer shall notify the Claimant of the Plan’s determination on review within a reasonable period of time appropriate to the medical circumstances, but in no event later than thirty (30) days after receipt by the Plan of the Claimant’s request for review of the initial adverse determination.
               (B) In the case of a post-service health claim, the Reviewer shall notify the Claimant of the Plan’s benefit determination on review within a reasonable period of time, but in no event later than sixty (60) days after receipt by the Plan of the Claimant’s request for review of the initial adverse determination.
     (d) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Reviewer will provide the Claimant a written or electronic notice that includes:
          (i) a description of its decision;
          (ii) an explanation of the specific reasons for the decision;
          (iii) a reference to any relevant Plan provision or insurance contract provision on which its decision is based;
          (iv) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;
          (v) a statement describing the Claimant’s right to bring an action for judicial review under ERISA §502(a);
          (vi) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request; and

          (vii) if the adverse determination on review is based on a medical necessity requirement, an experimental treatment exclusion or a similar restriction, either an explanation of the scientific or clinical judgment on which the determination was based, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that an explanation will be provided without charge upon request.
Section 7.5 Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.
Section 7.6 Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for Benefits under the Plan.
Section 7.7 Preemption of State Law. With respect to any insured Benefit under this Plan, nothing in this Article shall be construed to supercede any provision of any applicable State law that regulates insurance, except to the extent that such law prevents application of this Article.
ARTICLE 8
Contributions
Section 8.1 Contributions. The Benefits of this Plan shall be funded exclusively through contributions of the adopting Employer and, with respect to Death Benefit coverage, if any, provided under the Plan, Participation Premiums.
     (a) With respect to any Insured Death Benefit, the sole obligation of the Employer, which may be terminated at any time, is to make contributions that are necessary to fund, along with the required Participation Premiums, the level of Insured Death Benefits selected by the Employer in the Adoption Agreement. Should an Employer make a contribution to the Plan that, when combined with the Participation Premiums, is less than necessary to fund the Insured Death Benefits, the Contract Administrator shall direct the Trustee to:
          (i) Cause such Insured Death Benefits to lapse or be canceled; or
          (ii) Direct the Trustee to take whatever action the Contract Administrator deems to be appropriate with respect to the disposition of such Policies or security interests in such Policies.
          Should a Participant fail to make a Participation Premium required under the Employer’s Adoption Agreement in any Plan Year, the Contract Administrator shall direct the Trustee to remove the Assignment of Policy for Collateral Security, if any, from safekeeping and return the document to the Participant, and terminate the Participant’s Insured Death Benefit.
     (b) With respect to any Long-Term Care Benefit, the sole obligation of the Employer, which may be terminated at any time, is to make contributions that are necessary to fund the

Policy or Policies utilized to provide the level of Insured Long-Term Care Benefits selected by the Employer in the Adoption Agreement. Should an Employer make a contribution to the Plan that is less than necessary to fund such Policy or Policies, to the extent permitted under Code section 7702B (including the nonforfeiture requirements and any assignment restrictions thereof), the Contract Administrator shall direct the Trustee, at the Participant’s election, to transfer to the Participant all ownership rights and premium payment obligations with respect to such Policy or Policies. In doing so, the Employer and the Trustee shall be discharged from all claims, suits and demands of all persons whatsoever with respect to the Long-Term Care Benefit.
     (c) With respect to any Post-Retirement Medical Benefit, the sole obligation of the Employer, which (subject to Section 11.1(c)) may be terminated at any time, is to make contributions to the Trust in such amounts as are necessary to provide the level of Post-Retirement Medical Benefits selected by the Employer in the Adoption Agreement; provided, however, that the Post-Retirement Medical Benefit Reserve must be funded over the working lives of Employees covered under the Post-Retirement Medical Benefit provisions of the Plan in a manner consistent with Section 419A(c)(2) of the Code.
Section 8.2 Direction of Benefit Investment. The Contract Administrator shall prescribe the amount of contributions used to purchase Policies provided by the Insurer or Assigned Interests in Policy proceeds. The Contract Administrator shall also select the Insurer and the insurance products to be used to provide the Benefit. The Trustee shall have no liability for these selections.
Section 8.3 Irrevocability of Contributions. Contributions to the Trust are made solely for the purpose of funding the Benefits provided herein. The Employer shall have no right or title to its contributions made to the Trust. The Employer shall not retain any interest in its Trust contributions. No part of the Trust Fund, nor any income attributable thereto, may ever revert to the Employer or be used for, or be diverted to, purposes other than for the exclusive benefit of the Participants or for the payment of taxes and expenses of administration of the Trust. No Participant has any right, title, or interest in and to any contributions to the Trust by the Employer, portion of the Trust Fund, nor any portion of any income attributable thereto, except to the extent of the Benefits payable as provided herein.
Section 8.4 Limitation on Liability. Notwithstanding any provisions of this Plan to the contrary, neither the Employer, the Contract Administrator (other than the legal obligation to ensure that contributions are made) nor the Trustee shall have any liability for the payment of any Benefit provided under this Plan beyond the assets in the Trust Fund. Any provision of this Plan to the contrary notwithstanding, the Trustee shall have no liability to any Participant, Beneficiary or Payee with respect to any shortfall in any Benefits provided hereunder.
ARTICLE 9
Provision of Benefits
Section 9.1 Provision of Benefits. All Benefits available under this Plan shall be paid or provided in accordance with the terms of the insurance Policies and other provisions included in the Adoption Agreement.

Section 9.2. Benefits Not Subject to Legal Process. No Benefits under the Plan shall in any manner or to any extent be subject to attachment, garnishment or other legal process.
Section 9.3 Facility of Payment. Whenever, in the Administrator’s opinion, a person who is entitled to receive any payment of a Benefit is incapacitated in any way so as to be unable to manage his financial affairs, the Contract Administrator may direct the Trustee to make payments to such person’s legal representative. Any payment of a Benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability or the making of such payment under the provisions of the Plan.
Section 9.4 Unpaid Benefit Payments. In the event any Benefit payment shall remain unclaimed for a period of three years, such unclaimed payment shall be returned to the Trust.
ARTICLE 10
Administration of the Plan
Section 10.1 Allocation or Delegation of Duties and Responsibilities. The Employer shall have and exercise all discretionary and other authority and manage the operation and administration of the Plan, except such authority as is specifically allocated otherwise by the terms of the Plan, provided, that the Employer, by executing the Adoption Agreement, delegates the following duties and responsibilities to the Contract Administrator:
          (i) Application of rules determining eligibility for participation or Benefits;
          (ii) Preparation of reports required by government agencies;
          (iii) Preparation of Employee Summary Plan Description;
          (iv) Application of contributions as provided in the Plan;
          (v) Preparation of reports concerning Employees’ Benefits;
          (vi) Directing the Trustee to make distributions under the Plan.
     (a) The Employer may delegate such other duties and functions relating to the operation and administration of the Plan by employing agents to carry out fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of ERISA) as it shall from time to time direct and set forth in writing, including in the Adoption Agreement.
Section 10.2 Indemnification. The Employer agrees to indemnify and reimburse, to the fullest extent permitted by law, the members of the Board and the employees of the Employer, and all such former participants and employees, for any and all expenses, liabilities, or losses arising out of any act or omission relating to the rendition of services for or the management and administration of the Plan.
The Employer shall indemnify, defend and hold the Trustee and its directors, officers, employees and agents harmless from and against any liability, claim, action, suit, damage, loss or cost of expense, including without limitation, attorneys’ fees and costs of court arising from or in connection with any of the following matters: (i) following or carrying out directions of either the Employer or the Contract Administrator given pursuant to the terms of the Plan or Trust; (ii) carrying out or executing any of its responsibilities in connection with the Plan or Trust, including, without limitation, any responsibilities performed pursuant to the direction of any party; (iii) the payment of any tax due with respect to or levied upon the Trust by any federal, local or state taxing authority, to the extent assets held by the Trust are insufficient to pay such tax; or (iv) any action or omission of the Trustee taken or omitted, in good faith, in connection with the Plan or Trust which the Trustee is authorized or permitted to perform or omit. The first sentence of this paragraph notwithstanding, in no event shall the indemnification provided by this paragraph require that the Trustee be indemnified for any action taken or omitted which constitutes gross negligence, breach of fiduciary duty, or willful misconduct.
Section 10.3 Liability for Breach by Co-Fiduciary. The Board, the Contract Administrator, or the Trustee shall not be liable or responsible for the acts or omissions of another fiduciary unless (a) such person knowingly participated or knowingly attempted to conceal the act or omission of another fiduciary and knew such act or omission was a breach of fiduciary duty by the other fiduciary; or (b) such person has knowledge of a breach by the other fiduciary and fails to make reasonable efforts to remedy the breach; or (c) such person’s breach of his own fiduciary responsibility permits another fiduciary to breach its fiduciary duty. For purposes of this Agreement, a person shall be deemed to have knowledge of, or to know something, only if such person has actual knowledge of it. In addition, in the event there are separate Contract Administrators and/or separate Trustees with respect to the Death Benefit and Long-Term Care Benefit provisions of the Plan, in no event shall the Contract Administrator and/or Trustee with respect to solely the Death Benefit provisions of the Plan be liable for the acts or omissions of any other party which relate solely to the Long-Term Care Benefit provisions of the Plan and in no event shall the Contract Administrator and/or Trustee with respect to solely the Long-Term Care Benefit provisions of the Plan be liable for the acts or omissions of any other party which relate solely to the Death Benefit provisions of the Plan.
Section 10.4 Liability of the Contract Administrator to Participants. Notwithstanding anything in this Plan to the contrary, neither the Contract Administrator nor the Trustee shall be liable to any Participant, Beneficiary or Payee with respect to decisions it made with respect to the use of funds in the Trust to supplement, in whole or in part, or not to supplement at all, a Participant’s Benefit, provided that any action taken by either the Contract Administrator or the Trustee is authorized hereunder nor shall the Employer be obligated to provide any of the Benefits provided by this Plan, except to the extent there are assets in the Trust Fund sufficient to pay such Benefits. Any obligation for such Benefits shall be determined solely by the terms of the Plan.
Section 10.5 Expenses of the Plan. The expenses of administering the Plan and the compensation of all employees, agents or counsel, including the Trustee’s fees, shall be paid by the Employer.
Section 10.6 Adequacy of the Trust Fund. Any Benefits payable pursuant to the terms of this Plan to a Participant, Beneficiary or Payee shall be paid or provided solely from the assets of the Trust Fund, and neither the Contract Administrator, the Insurer nor the Trustee assumes any liability or responsibility for the adequacy thereof.

ARTICLE 11
Amendment and Termination
Section 11.1 Right to Amend or Terminate the Plan. Subject to the provisions of the Adoption Agreement addressing “owner” participation, the Employer and the Contract Administrator shall have the right by mutual consent to amend this Plan from time to time. Plan amendments shall be as set forth in an instrument in writing executed by the necessary parties. Any amendment may be current, retroactive or prospective, in each case as provided therein. Provided, however, that no amendment shall:
     (a) Cause any of the assets of the Trust to be used for or diverted to purposes other than for the exclusive benefit of Participants and their beneficiaries.
     (b) Have any retroactive effect so as to deprive any Participant or his Beneficiary or Payee of any accrued Benefit, except that such changes may be made as are required by the Internal Revenue Service or the Department of Labor in order for the plan to be qualified as a welfare benefit plan to which contributions may be deductible and from which Death Benefits may be excludible.
     (c) Cause the previously delegated duty to manage and control the Plan to revert to the Employer.
Permanency — It is the expectation of the Employer that this Plan and the Trust, and the payment of contributions hereunder, will be continued indefinitely but continuance of this Plan and the Trust is not assumed as a contractual obligation of the Employer. This Plan may be amended or terminated only as provided in this Article.
Termination — Subject to the provisions of the Adoption Agreement addressing “owner” participation, the Employer shall have the right to terminate the Plan by delivering written notice to termination to the Trustee or in the case of a Plan providing Post-Retirement Medical Benefit, by delivering writing notice of the termination to the Trustee, upon the occurrence of one of the following events: at any time; provided, however, in no event shall any assets remaining in the Trust upon a Plan termination revert to the Employer. Except as provided below, any assets reminding in the Trust upon a Plan termination shall be allocated among Participants within two and one-half (21/2) months after the last day of the Plan Year in which the Plan termination occurs.
(i)	Adverse Business Conditions: The Employer is considered to have incurred Adverse Business Conditions when one of the following events occur:
(A)	Financial straits of the Employer where it reasonably follows that the Employer will be unable to pay its debts when due and still continue its business; or

(B)	If the Employer has filed either Chapter 7 bankruptcy liquidation or Chapter 11 bankruptcy reorganization or a similar state insolvency proceeding; or

(C)	Where it can be shown that the costs of the Plan have become unreasonably burdensome solely as a result of a decline in the workforce which is comprised of these Employees of the Employer covered as Participants in the Plan.
(ii)	Death of any Majority Shareholder of the Employer. For purposes of this Section, a Majority Shareholder is defined as any individual who owns 80% of the controlling interest of a partnership or an individual who owns at least 80% of all voting common stock of the Employer adopting the Plan, with the constructive ownership rules of Code Section 1563(e) determining the ownership interest;

(iii)	Sale by a Majority Shareholder of his or her stock of the Employer to an unrelated Third Party;

(iv)	The complete termination of normal and customary business operations by the Employer;

(v)	There are no remaining Plan participants or assets;

(vi)	Any other event occurring subsequent to the adoption of the terminated Plan provisions which renders the maintenance of the terminated Plan provisions impossible (within the meaning of General Signal Corp. v. Comm., 81 AFTR 2d 98-1763 (142 F.3d 546), 4/14/1998).
Except as provided below, any assets remaining in the Trust upon a Plan termination shall be allocated among Participants within two and one-half (2 1/2) months after the last day of the Plan Year in which the Plan termination occurs.
Notwithstanding the preceding, or anything else in the Plan to the contrary, if and to the extent the Post-Retirement Medical Benefit provisions of the Plan are terminated: (i) any amounts held in a Qualified Asset Account on behalf of then-retired Participants shall continue to be used only for Qualified Medical Care Expense reimbursements to the retired Participants (and/or their Spouses or Dependents); and (ii) any other amounts held in a Qualified Asset Account shall be applied, as directed by the Contract Administrator, to reduce the Employer’s cost of providing any remaining Benefits under the Plan (or, if there are no remaining Benefits, shall be allocated among Participants as provided in the preceding paragraph). Notwithstanding anything herein to the contrary, in accordance with Section 6.4(a)(ii), any Post-Retirement Medical Benefits provided with respect to a Key Employee retiree may only be paid from the separate account established for that Key Employee under Section 6.4.

Section 11.2 The Contract Administrator. The Contract Administrator may resign due to lack of performance of obligation under the Plan and Trust or other reasonable reason at any time upon ninety (90) days’ notice in writing to the Employer.
Upon such resignation of the Contract Administrator, the Employer shall appoint a successor to the Contract Administrator within sixty (60) days of the Administrator’s removal or resignation and that successor shall have the same powers and duties as those conferred upon the Contract Administrator hereunder.
Section 11.3 Failure to Pay Fees. If an Employer fails to pay any Fees due the Contract Administrator, or the Trustee, either may resign or cause such fees to be paid from the Trust. If the Trustee resigns, the Employer shall be deemed to have transferred the Plan and Trust with an authorized officer as successor trustee.
ARTICLE 12
Agreements of Trust
Section 12.1 Trustee. In order to implement the Plan, the Employer has entered into a Trust Agreement with the Trustee to the end that such funds as may be irrevocably contributed from time to time for the payment of all or any part of the Benefits under the Plan which shall be segregated from the Employer’s own assets and held in trust by the Trustee for the exclusive benefit of the Participants and their beneficiaries who may, in accordance with the terms of the Plan and such Trust Agreement, be entitled to participate thereunder
Section 12.2 Trust Funds are for Exclusive Benefit of Participants of the Plan and Their Beneficiaries. All contributions made by the Employer shall be irrevocable, and no part of the corpus of the Trust Fund or any income therefrom shall revert to the Employer or be used for or directed to purposes other than for the exclusive benefit of Participants and their beneficiaries, provided, however, that in the case of a contribution made by the Employer by mistake of fact, such contribution may be returned to the Employer within one year after the payment.
ARTICLE 13
Miscellaneous
Section 13.1 Titles are for Reference Only. The titles are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.
Section 13.2 Construction. Except to the extent pre- empted by federal law, the provisions of the Plan shall be interpreted in accordance with the Laws of the State of California.
Section 13.3 Gender and Number. The masculine pronoun whenever used shall include the feminine pronoun and the singular number shall include the plural number unless the context of the Plan requires otherwise.
Section 13.4 Transfer of Assets to or from Other Trusts. Anything in this Plan to the contrary notwithstanding, the Contract Administrator, upon the written instruction of the

Employer, may direct the Trustee to transfer funds of that Employer to or from another single employer welfare benefit plan, which has the same fundamental purpose as this Plan and which preserves any Benefits entitled under this Plan, or direct the Trustee to receive funds from another welfare benefit fund; provided that Arrowhead Trust, Incorporated, as successor trustee, expressly does not assume or incur any liability by reason of, or have any duty or responsibility to inquire into or take any action with respect to, any acts performed or omitted to be performed by said original trustee prior to the effective date hereof.
The Trustee shall have no liability to the Contract Administrator, the Employer or the transferring Employer’s Participants for following the Contract Administrator’s directions under this Section 13.4.
Section 13.5 Agent for Service of Process. The Employer is hereby designated as Agent for Service and process for all disputes arising from the Plan.
Section 13.6 No Guarantees against Losses in the Trust. Neither the Contract Administrator, Trustee, Insurer, nor the Employer guarantees or assures the Trust against losses and/or depreciation of its values, nor the payment of amounts which may become due to any person, unless and until the timely and valid claim therefore has been perfected and the funds within the Trust therefore, in fact, exist and are available for payment thereof without jeopardizing any of the Benefits due and payable to any other legitimate claimant.